EXHIBIT 99.9

AMENDMENT TO THE

VRDP SHARES PURCHASE AGREEMENT

AMENDMENT TO THE VRDP SHARES PURCHASE AGREEMENT dated as of June 22, 2022 (this “Amendment”)

BETWEEN:

(1) The Bank of New York Mellon, a New York banking corporation, including its successors and assigns, as tender and paying agent (the “Tender and Paying Agent”); and

(2) The Toronto-Dominion Bank, acting through its New York branch, a New York corporation, including its successors and assigns, as liquidity provider (the “Liquidity Provider”) and, to the extent provided herein, in its individual capacity.

WHEREAS:

BlackRock MuniYield Quality Fund III, Inc. (the “Fund”) issued its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”) pursuant to the Articles Supplementary Establishing and Fixing the Rights and Preferences of VRDP Shares (the “Articles Supplementary”);

The Fund entered into the VRDP Shares Purchase Agreement with the Liquidity Provider, dated as of June 16, 2020 (the “VRDP Shares Purchase Agreement”), relating to the VRDP Shares; and

The Fund has designated a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary. The Special Rate Period will commence on June 22, 2022 and will end on June 21, 2023, unless extended, and all references to “Special Rate Period” in this Amendment shall be to such Special Rate Period; and

The Liquidity Provider wishes to modify, and the Fund has consented to the Tender and Paying Agent entering into this Amendment, for the purpose of modifying, certain provisions of the VRDP Shares Purchase Agreement in connection with the designation of the Special Rate Period.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Purchase Agreement

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ARTICLE II.

MODIFICATIONS TO THE VRDP SHARES PURCHASE AGREEMENT

SECTION 2.01 Definitions.

The following definitions are added under Section 1.01 of the VRDP Shares Purchase Agreement:

“Current Notice of Special Rate Period” means the Notice of Special Rate Period dated June 22, 2022, as amended from time to time.

“Current Special Rate Period” means the current Special Rate Period for the VRDP Shares designated in accordance with the Statement.

SECTION 2.02 Current Special Rate Period.

The following is added as Section 2.06 of the VRDP Shares Purchase Agreement:

Section 2.06 Current Special Rate Period.

The terms set forth in this Section 2.06 shall be applicable during the Current Special Rate Period and such terms shall supersede any other terms, provisions or obligations set forth in this Agreement during the Current Special Rate Period. This Section 2.06 shall have no force or effect after the last day of the Current Special Rate Period and the terms and provisions therein shall be deemed deleted and removed from this Agreement in its entirety thereafter without any further action from the Tender and Paying Agent or the Liquidity Provider.

(a) During the Current Special Rate Period, Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender.

(b) During the Current Special Rate Period, there shall be no Mandatory Tender Events or Mandatory Tenders or any consequences or penalties as a result of there being no Mandatory Tender Events or Mandatory Tenders.

(c) During the Current Special Rate Period, the terms and provisions of the Current Notice of Special Rate Period shall be deemed a part of the Statement.

(d) In the event of any conflict between the terms of the Current Notice of Special Rate Period and the terms of the VRDP Shares Purchase Agreement or the Related Documents (as amended by any amendments thereto), the terms of the Current Notice of Special Rate Period shall govern.

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ARTICLE III.

MISCELLANEOUS

SECTION 3.01 Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 3.02 Waiver of Jury Trial.

Each of the Tender and Paying Agent, the Liquidity Provider and each third party beneficiary of this Amendment hereby waives trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto or beneficiaries hereof against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

SECTION 3.03 Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party hereto may assign or otherwise transfer any of its rights under this Amendment without the prior written consent of the other party and the Fund, except pursuant to the proviso to the definition of “Extraordinary Corporate Event”. Any assignment without such prior written consent shall be void.

SECTION 3.04 Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Unless otherwise provided in this Amendment or in any VRDP Share certificate, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Agreement, the VRDP Share certificate or any of the transactions contemplated hereby or thereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 3.05 Benefits.

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder, except that the agreement of the Liquidity Provider to purchase VRDP Shares in accordance with the terms and conditions of the VRDP Shares Purchase Agreement is made for the benefit of the Holders and Beneficial Owners from time to time of the VRDP Shares and shall be directly enforceable by the Holders or Beneficial Owners against the Liquidity Provider.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BlackRock MuniYield Quality Fund III, Inc., as Issuer

By:	/s/ Jonathan Diorio
Name:	Jonathan Diorio
Title:	Vice President

The Toronto-Dominion Bank, acting through its New York branch, as Liquidity Provider

By:	/s/ Robert C. Franciscus
Name:	Robert C. Franciscus
Title:	Authorized Signature

[Signature Page – MYI Amendment to Purchase Agreement]

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